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                                                                   EXHIBIT 10.13

                                 FIRST AMENDMENT
                                     TO THE
                         RETRACTABLE TECHNOLOGIES, INC.
                             1999 STOCK OPTION PLAN

     This First Amendment to the RETRACTABLE TECHNOLOGIES, INC. 1999 STOCK OPTION PLAN (the "Plan") is authorized by Thomas J. Shaw and Douglas W. Cowan, the Chairman and Member of the Compensation and Benefits Committee (the "Committee") of Retractable Technologies, Inc. ("Retractable"), respectively.

                                    RECITALS

     WHEREAS, Section 4 of the Plan provides that the "...Plan shall be administered by the Committee or, in the absence of Committee, by the Board."
Section 4 further provides that "(t)he interpretation and construction of any provision of (the) Plan by the Committee shall be final, unless otherwise determined by the Board"; and

     WHEREAS, Section 18 of the Plan provides that "(t)he Board of Directors may discontinue the Plan and the Committee may amend the Plan from time to time..."; and

     WHEREAS, the stockholders have authorized increasing the maximum number of shares of stock that may be optioned or sold under this Plan from 2 million to 4 million shares effective September 20, 2002; and

     WHEREAS, federal tax laws require that incentive stock options ("ISOs") be issued to persons not deemed to be ten percent shareholders at an exercise price that is no less than 100% of fair market value and to be issued to persons deemed to be ten percent shareholders at no less than 110% of fair market value; and

     WHEREAS, the Plan currently authorizes the issuance of options to persons not deemed to be ten percent shareholders and persons deemed to be ten percent shareholders, respectively, at exercise prices equal to 100% and 110% of fair market value, respectively; and

     WHEREAS, the Committee determined effective as of September 30, 2002, that the best interests of Retractable would be served by the amendment of the Plan to authorize the issuance of ISOs to persons not deemed to be ten percent shareholders at an option price at least equal to 100% of fair market value of each share and to authorize the issuance of ISOs to persons deemed to be ten percent shareholders at an option price at least equal to 110% of the fair market value of each share; and

     WHEREAS, Section 711 of the American Stock Exchange Company Guide provides an exception to shareholder approval "...as a prerequisite to approval of applications to list additional shares reserved for options granted to officers, directors, or key employees..." where "...such options are to be granted:
....(ii) under a plan or

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arrangement for officers, directors, or key employees provided such incentive arrangements do not authorize the issuance of more than 5% of outstanding common stock in any one year and provided that all arrangements adopted without shareholder approval in any five-year period do not authorize, in the aggregate, the issuance of more than 10% of such common stock. (For the purpose of calculating the percentage of stock issued in the aggregate, stock to be issued pursuant to options which have expired and/or been cancelled shall not be included.)"; and

     WHEREAS, an amendment to authorize the issuance of ISOs at or above fair market value does not require shareholder approval; now, therefore:

                                   AMENDMENTS

     1. Section (3) of the Plan is hereby amended and restated in its entirety, effective as of September 20, 2002, to read as follows:

          (3) STOCK TO BE OPTIONED; DESIGNATION OF INCENTIVE STOCK OPTIONS. Subject to the provisions of Section (11) of this Plan, the maximum number of shares of Stock that may be optioned or sold under this Plan is Four Million (4,000,000) shares, all of which may be designated as ISOs. The shares shall be either treasury or authorized but unissued shares of Stock of the Company. Options or portions of options granted under this Plan to key employees may, in the discretion of the Committee, be designated as ISOs or NQSOs. Options granted to non-employees must be NQSOs. In addition to any other term or provision of this Plan applicable to an ISO, any option designated as an ISO shall also be subject to the condition that the aggregate fair market value (determined at the time the options are granted) of the Company's Common Stock with respect to which incentive stock options are exercisable for the first time by any individual employee during any calendar year (under this Plan and all other similar plans of the Company and its subsidiaries hereafter adopted) shall not exceed One Hundred Thousand Dollars ($100,000.00).

     2. Section (6) of the Plan is hereby amended and restated in its entirety, effective as of September 30, 2002, to read as follows:

          (6) OPTION PRICE FOR ISOs AND NQSOs. For any Participant who is not deemed to be a Ten Percent (10%) Shareholder under the rules applicable to ISOs under 422 of the Code (a "10% Shareholder"), the Option Price for each share to be acquired pursuant to an ISO shall be at least One Hundred Percent (100%) of the fair market value of the share as determined by the Board of Common Stock on the date the ISO is granted. For any Participant who is deemed to be a 10% Shareholder under the rules applicable to ISOs under Section 422 of the Code, the Option Price for each share to be acquired pursuant to an ISO shall be at least One Hundred Ten Percent (110%) of the fair market value of the share. The

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          Option Price for any NQSO shall be as determined by the Board of
          Common Stock on the date the NQSO is granted. In addition, the Board shall include in any NQSO granted pursuant to this Plan a condition that, upon exercise of the NQSO and prior to the issuance of any stock certificate to the Participant, the Participant shall remit to the Company the amount, if any, of any federal, state, or local employment taxes required to be withheld upon exercise of the NQSO. The Participant may (i) make a direct payment to the Company to satisfy this obligation, (ii) increase withholding on his cash compensation on the date the NQSO is exercised, and/or (iii) use the procedure described in the following provisions of this Section (6). One (1) month prior to exercise of a NQSO, the Participant may deliver a notice of withholding election to the Company. The notice shall state that the Company is to (i) calculate the amount of withholding tax due as if all shares for which a NQSO is to be exercised were delivered,
          (ii) reduce that number of shares made available for delivery so that the fair market value of the shares withheld on the exercise date approximates the Company's withholding tax obligation, and (iii) pay the cash to the Internal Revenue Service and other applicable taxing authorities on the Participant's behalf instead. No withholding obligation shall be imposed by this Section (6) unless also imposed by applicable law.


  /s/ Thomas J. Shaw                          /s/ Douglas W. Cowan
--------------------------------------      ------------------------------------
Thomas J. Shaw, Chairman                    Douglas W. Cowan, Member
Compensation and Benefits Committee         Compensation and Benefits Committee

Executed this March 31, 2003, to reflect amendments to the 1999 Stock Option Plan made in September, 2002.